EXHIBIT 23.1

Stan J.H. Lee, CPA 2160 North Central Rd Suite 209 t Fort Lee t NJ 07024 P.O. Box 436402t San Diegot CA 92143-6402 619-623-7799 t Fax 619-564-3408 t stan2u@gmail.com

To Whom It May Concerns:

We hereby consent to the use in this Pre-effective Amendment No. 2 to Form  S-11/A of our report dated May 18, 2012, relating to the audited financial statements of Capsource Fund 1 LLP. as of April 30, 2012 and for the period from April 18, 2012 to April 30, 2012 and to the reference to our Firm under the heading "Experts" in the Prospectus.

Very truly yours,

Stan J.H. Lee, CPA

September 26, 2012

Registered with the Public Company Accounting Oversight Board
Member of New Jersey Society of Certified Public Accountants
Registered with Canadian Public Accountability Board